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EXHIBIT 4.2

        CONSULTING AGREEMENT WITH TAURUS GLOBAL

	CONSULTING AGREEMENT, dated as of January 6, 2003 between
	MediaBus Networks, a Florida Corporation (the "Company") and Taurus Global, a Delaware Limited Liability Company (the
	"Consultant").

WITNESSETH:

	WHEREAS, the Company, through its affiliates and principals, has extensive experience in its areas of expertise, including, without limitation, financial, strategic and operational consulting and other business matters; and

	WHEREAS, the Consultant has expertise in the assisting in the development and expansion of companies such as the Company, and

	WHEREAS, the Company desires to retain the services of the Consultant to render strategic advice with respect to the development of the Company; and

	WHEREAS, the Consultant wishes to render such services to the Company upon the terms, conditions and covenants set forth in this Agreement.

	NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and subject to the conditions contained herein, the parties hereto hereby agree as follows:

I.	Terms of Service:

	Section 1.01 Duties: The Consultant will advise the Company's management, employees, and agents with respect to the Company's field of interest and business, and strategic and commercial matters related to the Consultant's expertise. The Consultant will use best efforts to assist the company in overall operational and business strategy. Upon reasonable notice to the Consultant, the Company will have access to the Consultant at reasonable times in order to discuss matters related to the Company's business. The services to be provided by the Consultant pursuant to the terms hereof, whether such services are performed verbally or in writing, shall be reasonable in terms of hours per month. If no such services are requested, the consulting fees provided for herein shall still be paid. Notwithstanding the foregoing, the Consultant will use the Consultants best efforts to provide the following services:

(a)	Assist the Company in identifying a potential merger or acquisition
	candidate; or

(b)	Assist the Company in exploring strategic alternatives to its
	current business; or

(c)	Assist the Company in listing on foreign exchanges.

	Section 1.02 Term: Termination: The term (the "Term") of this Agreement shall be twelve (12) months, commencing on the date hereof. In the event of any earlier termination of this Agreement, the parties hereto agree that the Consultant shall be entitled to the amounts otherwise due hereunder notwithstanding such termination.

Section 1.03  Consulting Fee.

(a)	The Company shall pay the Consultant forty three thousand five
	hundred eight five dollars ($43,585) in the form of common stock of the Company (2,179,285) shares as of the date of this Agreement) (the "Consulting Shares"); and

	Section 1.04 Expenses. If the Company requests the Consultant to provide any specific services hereunder that cause the Consultant to incur expenses, the Company shall reimburse the Consultant for all expenses upon presentation of expense vouchers or statements or such other supporting information as the Company may require. However, notwithstanding anything contained in the foregoing to the contrary, the Consultant shall not incur any reimbursable expense in excess of $1,000.00 without the prior written consent of the Company.

II.	Miscellaneous:

	Section 2.01 No Violation of Other Agreements. Each of the parties hereto represents and warrants that execution, delivery, or performance of this Agreement does not conflict with, or violate the terms of, any other agreement to which it is a party or by which it is bound.

	Section 2.02 Registration and Disbursement. The Company agrees to register the common stock issued to the Consultant under an S-8 Registration with the Securities Exchange Commission (the "Registration"). For the purpose of the Registration the Company agrees to distribute the Consulting Shares in the following manner:

(a)	Franco Scalamandre - 1,089,642 shares

(b)	Michael Rosenberg - 1,089,643 shares

	Section 2.03 Independent Contractor: Limitation of Liability. (a) The Consultant is an independent contractor to the Company, and nothing herein shall be deemed to constitute the Consultant or its agents as an employee or agent of the Company.

	(b)	The Company acknowledges that it remains solely responsible
	for the conduct and operation of its business and that the Consultant makes no representation or warranty and assumes no liability with respect to the outcome or result of any particular course of action or operation of the Company's business.

	Section 2.04 Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given when delivered personally, sent by private express mail service (such as Federal Express), or sent by registered or certified mail (return receipt requested) to the address set forth in the introductory paragraph hereof (or to other address as any party has furnished in writing to the other parties in accordance with the provisions of this Section 2.03).

	Section 2.05 Assignment. None of the parties may assign its interest in this Agreement or delegate its responsibilities hereunder without prior written consent of the other party.

	Section 2.06 Severability. The invalidity or unenforceability of any particular provision of this Agreement or portion thereof shall not affect the validity or unenforceability of any other provision thereof. If any provision of this Agreement is adjudicated to be so broad as to be unenforceable, it shall be interpreted to be only as broad as is enforceable.

	Section 2.07	Counterparts:  Governing Law.  This Agreement may
	be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to conflict of laws.

	Section 2.08 Headings. The article and section headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

By:
Mediabus Networks,

By: __________________________
	Ken Lipscomb, CEO

By:
Taurus Global, LLC

By: ____________________________

Name: _________________________

Title: ___________________________

Date: ___________________________